Exhibit 23(d)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118060 and 333-128550 on Form S-3 of our reports dated February 27, 2006, relating to the financial statements and financial statement schedule of Gulf Power Company, appearing in this Annual Report on Form 10-K of Gulf Power Company for the year ended December 31, 2005.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2006